As filed with the Securities and Exchange Commission on January 11, 1999
                                        Registration No. 333-
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           EUROWEB INTERNATIONAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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      Delaware                                 7379                               13-3696015
----------------------------        ---------------------------                ------------------
(State or jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
 Corporation or organization)       Classification Code Numbers)                Identification No.)



            445 Park Avenue, New York, New York 10022 (212) 758-9870
            --------------------------------------------------------
          (Address and telephone number of principal executive offices)


                          Frank R. Cohen, Cohen & Cohen
      445 Park Avenue, 15th Floor New York, New York 10022, (212) 758-9870
      --------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From
time to time after this Registration Statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ].
         If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box [ ].
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                                                  CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                                     PROPOSED
                                                      AMOUNT          MAXIMUM          PROPOSED            AMOUNT OF
               TITLE OF SECURITIES                    TO BE       OFFERING PRICE   MAXIMUM AGGREGATE     REGISTRATION
                 TO BE REGISTERED                   REGISTERED     PER SHARE(1)    OFFERING PRICE(1)         FEE
 -------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, ($.001 PAR VALUE)(2)..............  1,806,666(2)        $1.81           $2,935,832           $866.00
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average high/low price on January 6, 1999 as quoted on the NASDAQ system on January 6, 1999.
(2) Includes (i) 866,000 shares of Common Stock, $.001 par value per share ("Common Stock") of EuroWeb International Corp. (the "Company") issued to private placement purchasers and (ii) 940,000 shares of Common Stock issuable upon the exercise of warrants and options to purchase Common Stock and options issued to private placement purchasers and consultants to the Company.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           SUBJECT TO COMPLETION, DATED                , 1999

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                1,806,666 SHARES

                           EUROWEB INTERNATIONAL CORP.

                                  COMMON STOCK



     The Stockholders of EuroWeb International Corp. listed below are offering and selling 1,806,666 shares of EuroWeb Common Stock under this prospectus. These stockholders purchased 866,666 EuroWeb shares privately from EuroWeb and were granted 940,000 options to purchase 940,000 EuroWeb shares at prices ranging from $1 to $2 per shares. EuroWeb has reserved these 940,000 shares for issuance to these stockholders but will not issue the 840,000 shares to the stockholders until they pay the purchase price to EuroWeb.

     The selling stockholders may offer their EuroWeb stock through public or private transactions, on or off the NASDAQ Small Cap Market, at prevailing market prices or at privately negotiated prices.

     EuroWeb stock is listed on the NASDAQ Small Cap Market and trades there with the symbol "EWEB". On January 6, 1999, the closing price of one share of Common Stock on the NASDAQ Small Cap Market was $1.81.




                             ----------------------

            THE EUROWEB SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS
                         INVOLVE A HIGH DEGREE OF RISK,
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.


                             ----------------------



THE EUROWEB SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THESE ORGANIZATIONS DETERMINED THAT HIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                 THE DATE OF THIS PROSPECTUS IS JANUARY 11, 1999

                                TABLE OF CONTENTS



                                                             PAGE

                 Prospectus Summary.......................... 1

                 Risk Factors................................ 2

                 Use of Proceeds............................. 4

                 Selling Stockholders........................ 4

                 Plan of Distribution........................ 5

                 Where You Can Find More Information......... 6

                 Legal Matters............................... 6

                 Experts..................................... 6

                               PROSPECTUS SUMMARY

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. THE REGISTRATION STATEMENT INCLUDES EXHIBITS AND ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY SUPPLEMENTAL INFORMATION OR MAKE ANY REPRESENTATIONS FOR US. YOU SHOULD NOT RELY UPON ANY INFORMATION ABOUT EUROWEB INTERNATIONAL CORP. THAT IS NOT CONTAINED IN THIS PROSPECTUS OR IN ONE OF THE EUROWEB'S PUBLIC REPORTS FILED WITH THE SEC AND INCORPORATED INTO THIS PROSPECTUS. INFORMATION CONTAINED IN THIS PROSPECTUS OR IN EUROWEB'S PUBLIC REPORTS MAY BECOME STALE. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


                                   THE COMPANY

     EuroWeb International Corp. is a full service Internet service provider operating in Hungary and provides customers with access to the World Wide Web. EuroWeb also provides Internet graphic services, including designing and creation of Web sites and hosting of Web sites.

     Access to the Internet can be either through a leased line, which maintains an open connection to the Internet at all times, or through a dial-up service, which requires subscribers to dial a telephone number to connect to the Internet. EuroWeb offers a variety of access options, including leased-line and dialup lines.

     On November 20, 1998, EuroWeb sold 51% interest in the stock of its wholly owned subsidiary EuroWeb Rt. to PanTel Rt. Currently, EuroWeb is managing the business of its subsidiary in Hungary in the same manner as before the sale.

     EuroWeb's objective is for EuroWeb Rt. to become the leading Hungarian Internet professional services firm. To achieve its goal, EuroWeb's strategy is to expand EuroWeb Rt.'s Internet services and solutions, both through internal growth and through related business acquisitions.

     The office of EuroWeb in the United States is 445 Park Avenue, New York, NY 10022; Telephone number: (212) 758-9870.

                                  RISK FACTORS


INVESTMENT IN SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY EUROWEB SHARES.

EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN OUR SEC REPORTS ARE "FORWARD LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

1. Limited Operating History; Accumulated Deficit. Although EuroWeb was founded in November 1992, it only entered the Internet business in January 1997 by acquiring three operating Internet businesses. Accordingly, EuroWeb has only a limited operating history on which to base an evaluation of its present business and prospects. EuroWeb and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as Internet.

     EuroWeb has incurred net losses since inception, and as of September 30, 1998 had an accumulated deficit of approximately $17.0 million. In 1997, the only complete year in which EuroWeb had Internet operations, EuroWeb incurred a net loss of approximately $2.5 million. In the first nine-month period ended September 30, 1998 EuroWeb had a net loss of $766,462. On a pro forma basis, assuming that the acquisition by EuroWeb of the three Internet services providers occurred on January 1, 1996, EuroWeb's consolidated net loss for the year ended December 31, 1996 would have been approximately $4.6 million. Although EuroWeb has experienced revenue growth in recent months, such growth rates may not be sustainable or indicative of future operating results. There can be no assurance that EuroWeb will achieve or sustain profitability.

2. Risks Related to Expansion. EuroWeb has limited experience in effectuating rapid expansion and there can be no assurance that EuroWeb will be able to successfully expand its operations or manage growth.

3. Possible Future Capital Needs. EuroWeb currently anticipates that its available cash resources will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, EuroWeb may need to raise additional funds in order to support more rapid expansion, acquire complementary businesses or technologies or take advantage of unanticipated opportunities through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to EuroWeb, or at all. If adequate funds are not available on acceptable terms, EuroWeb may be unable to develop or enhance its services and products or take advantage of future opportunities either of which could have a material adverse effect on EuroWeb's business, results of operations and financial condition. EuroWeb may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of acquiring subscriber bases or service firms. To the extent that EuroWeb finances an acquisition with equity securities, any such issuance of equity securities would result in dilution to the interests of EuroWeb's stockholders. Additionally, to the extent that EuroWeb incurs indebtedness or issues debt securities in connection with any acquisition, EuroWeb will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

4. Recruitment and Retention of Internet Professionals. EuroWeb's business of delivering Internet services is labor intensive. Accordingly, EuroWeb's success depends in part on its ability to identify, hire, train and retain employees who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future, EuroWeb competes intensely for qualified personnel with other companies, and there can be no assurance that EuroWeb will be able to attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a material adverse effect on EuroWeb's business, results of operations and financial condition.

5. Competition, Low Barriers to Entry. The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. EuroWeb expects competition to persist, intensify and increase in the future. EuroWeb's principal competitors are Datanet, which has a customer base similar to that of EuroWeb but larger than EuroWeb's, and MATAV, the national Hungarian telephone company, which targets residential rather than business subscribers. EuroWeb believes it can compete on the basis of the quality and reliability of its services, but there can be no assurance that it will be able to compete successfully.

     There are relatively low barriers to entry into EuroWeb's business. Because professional services firms such as EuroWeb rely on the skill of their personnel and the quality of their client service, EuroWeb has no patented technology that would preclude or inhibit competitors from entering the Internet services market. EuroWeb expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by EuroWeb, which could have a material adverse effect on EuroWeb's business, results of operations and financial condition.

6. Management of Growth. EuroWeb's rapid growth has placed, and is expected to continue to place, a significant strain on EuroWeb's managerial, operational, financial and other resources. EuroWeb expects that continued hiring of new personnel will be required to support its business. EuroWeb's future success will depend, in part, upon its ability to manage its growth effectively, which will require that EuroWeb continue to implement and improve its operational, administrative and financial and accounting systems and controls and to expand, train and manage its employee base. There can be no assurance that EuroWeb's systems, procedures or controls will be adequate to support EuroWeb's operations or that EuroWeb's management will be able to achieve the rapid execution necessary to exploit the market for EuroWeb's business model. Furthermore, EuroWeb's future performance will depend on EuroWeb's ability to integrate any organizations which it may acquire and whose integration, which, even if successful, could take a significant period of time and will place a significant strain on EuroWeb. As a result, there can be no assurance that EuroWeb will be able to integrate any acquisitions successfully or in a timely manner in accordance with its strategic objectives. If EuroWeb is unable to manage internal or acquisition-based growth effectively, EuroWeb's business, results of operations and financial condition will be materially adversely affected.

7. Rapid Technological Change. The market for Internet services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render EuroWeb's existing service practices and methodologies obsolete. EuroWeb's success will depend, in part, on its ability to improve its existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of its current and prospective clients, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. There can be no assurance that EuroWeb will be successful in responding quickly, cost-effectively and sufficiently to these developments. If EuroWeb is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, its business, results of operations and financial condition would be materially adversely affected.

8. Dependence on Key Personnel; Limited Management; Need for Qualified Management and Other Personnel. The success of EuroWeb will be dependent on the personal efforts of Csaba Toro, Managing Director of Operations, Frank
     R. Cohen, Chairman of the Board and Chief Executive Officer and Robert Genova, President. Although EuroWeb has entered into an employment agreement with Messrs. Cohen, Genova and Toro, the loss of the services of any of such individuals could have a material adverse effect on EuroWeb's business and prospects. EuroWeb does not have and does not intend to obtain "key-man" insurance on the life of any of its officers. Mr. Toro devotes all of his time to the affairs of EuroWeb, and Mr. Cohen and Mr. Genova devote 90% of their time to the affairs of EuroWeb. Mr. Cohen is also a member of Cohen & Cohen, a law firm that represents EuroWeb. The success of EuroWeb is largely dependent upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel including a Chief Financial Officer. Competition for qualified personnel is intense, and there can be no assurance that EuroWeb will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel will have a material adverse effect on EuroWeb.

9. Government Regulation and Legal Uncertainties. EuroWeb is not currently subject to direct government regulation other than laws and regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing growth and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, information security or the convergence of traditional communications services with Internet communications. Moreover, the adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for EuroWeb's services or increase the cost of doing business or in some other manner have a material adverse effect on EuroWeb's business, results of operations or financial condition.

10. Foreign Currency and Exchange Risks and Rate Revaluation. EuroWeb will be subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in Hungary. Therefore, EuroWeb's ability to limit its exposure to currency fluctuations is significantly restricted.

     Although the Forint has recently become exchangeable outside Hungary, there is not yet a freely convertible exchange market in place for the Forint. In addition, Hungarian law permits the repatriation of foreign currency only for dividends to the extent of capital investment and earnings, as determined under applicable Hungarian law. There can no assurances as to the future exchangeability or convertibility of Forints.

11. Dividends. EuroWeb has not previously paid any dividends on its Common Stock and intends to follow a policy of retaining all of its cash flow from operations, if any, to finance the development and expansion of its business.

12. Possible Delisting and Risk of Low-Priced Securities. The Common Stock is currently being quoted on the NASDAQ Small Cap Market under the symbols "EWEB." If EuroWeb is unable to satisfy the NASDAQ Small Cap Market maintenance criteria in the future, its Common Stock may be delisted from trading on the NASDAQ Small Cap Market. If it did not qualify for such listing, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of EuroWeb's securities.

13. Limitation on Director Liability. As permitted by Delaware Corporation law, EuroWeb's Certificate of Incorporation limits the liability of Directors to EuroWeb or its stockholders for monetary damages for breach of a Director's fiduciary duty except for liability in certain instances. As a result of EuroWeb's charter provision and Delaware law, stockholders may have a more limited right to recover against Directors for breach of their fiduciary duty other than as existed prior to the enactment of the law.


                                 USE OF PROCEEDS

     All net proceeds from the sale of shares will go to the stockholders who offer and sell their shares. Accordingly EuroWeb will not receive any proceeds from sales of the shares.



                              SELLING STOCKHOLDERS

     EuroWeb agreed under its Private Placement and Consulting Agreement with the Selling Stockholders to use best efforts to register the EuroWeb Shares issued to the selling stockholders and to keep the registration statement effective for 12 months, or, if earlier, the completion of the offering. Our registration of EuroWeb Shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The shares listed below represent all of the shares that each of the selling stockholders were issued or may be issued on exercise of a warrant or option.

     The following tables sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of December 31, 1998, the number of Shares owned thereby covered by this Prospectus and the amount and percentage ownership of each Selling Stockholder after the offering of the Shares offered hereby assuming all the Shares covered by this Prospectus are sold by the Selling Stockholders. Except as otherwise indicated by footnotes below, none of the Selling Shareholders has had any position, office or other material relationship with EuroWeb within the past three years other than as a result of the ownership of the Shares or other securities of EuroWeb.

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--------------------------------------------------------------------------------------------------------------------------
                                           SHARES OF COMMON
                                              STOCK OWNED                                               PERCENTAGE OF
                                             BENEFICIALLY          SHARES        SHARES OWNED           SHARES OWNED
        NAME OF SECURITY HOLDER            PRIOR TO OFFERING      OFFERED        AFTER OFFERING        AFTER OFFERING
--------------------------------------------------------------------------------------------------------------------------

Atlantis Capital Fund Ltd.(1).......            533,333           533,333              0                      0

Peter E. Klenner(2).................            333,333           333,333              0                      0

J.P. Carey, Inc.(3).................            100,000           100,000              0                      0

MJJ Management Group Corp.(4).......            200,000           200,000              0                      0

Peter E. Klenner(5).................            100,000           100,000              0                      0

Steve Altman(6).....................             50,000            50,000              0                      0

Kenneth S. Grossman(6)..............             25,000            25,000              0                      0

Edward S. Gutman(6).................             50,000            50,000              0                      0

Hudson Investment Partners(6).......             15,000            15,000              0                      0

Augustus La Rocca and
Joseph La Rocca(6)..................            250,000           250,000              0                      0

Joel Stuart(6)......................             50,000            50,000              0                      0

George Szajacs(6)...................            100,000           100,000              0                      0

                  Total.............          1,806,666         1,806,666              0                      0


1.  Shares purchased in a private placement completed on September 12, 1998.
2. Shares purchased in a private placement completed on September 15, 1998. Mr. Klenner was president and a director of EuroWeb from its inception in November 9, 1992 until October 30, 1996.
3. Includes 100,000 shares issuable upon exercise of 100,000 Warrants received as compensation for acting as Placement Agent in connection with a private placement.
4. Includes 200,000 shares issuable upon exercise of 200,000 Warrants received for financial public relation services rendered and to be rendered to EuroWeb.
5. Includes 100,000 shares issuable upon exercise of 100,000 Warrants received for real estate consulting services rendered and to be rendered to EuroWeb.
6. Includes 540,000 shares issuable upon exercise of 540,000 Warrants purchased in connection with a private placement closed in October 1996.

                              PLAN OF DISTRIBUTION

     The selling stockholders may offer their EuroWeb Shares at various times in one or more of the following transactions:

     -   on the NASDAQ Small Cap market where our common stock is listed;
     -   in the over-the-counter market;
     -   in negotiated transactions not on an exchange or over-the counter;
     -   in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If broker-dealers are used, they will either receive discounts or commissions from the selling stockholder, or they will receive commissions from the purchasers of shares for whom they acted as agents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" this information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.  Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997;

2.  Quarterly Report on Form 10-Q/A for the fiscal quarters ended
    March 31, 1998, June 30, 1998, and September 30, 1998;

3. Proxy Statements for the 1998 Annual Meeting of Stockholders held on July 15, 1998;

4. Current Reports on Form 8-K dated November 20, 1998, as amended by Current Report on Form 8K/A.


                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 1998, 6,444,916 shares of common stock and no preferred stock were outstanding. The Board of Directors may issue shares of the preferred stock at any time, in one or more series without stockholder approval. The Board of Directors determines the designation, relative rights, preferences and limitations of each series of preferred stock.

     Common stockholders have the right to vote one vote per share on all matters that require their vote. This could change if we amend our charter documents.

     Our transfer agent for the common stock is American Stock Transfer and Trust Company.


                                  LEGAL MATTERS

     The validity of the shares offered hereby is being passed upon for EuroWeb by Cohen & Cohen, 445 Park Avenue, New York, New York, 10022. Frank R. Cohen, a partner of Cohen & Cohen, beneficially owns 10,000 shares of Common Stock and holds 200,000 options to purchase 200,000 shares of Common Stock exercisable at prices from $1 to $1 5/8. In addition, Frank R. Cohen, also, is Chairman of the Board, secretary and Treasurer of EuroWeb.

                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                               1,806,666 SHARES OF

                                  COMMON STOCK





                           EUROWEB INTERNATIONAL CORP.



                                  COMMON STOCK




                                   PROSPECTUS








                                JANUARY 11, 1999

            FORM S-3, PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting discounts and commissions) which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby:

         SEC registration fee............................    $866.00
                                    Total           $866.00
                                                    =======

Item 15.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. Section 10 of the Company's Certificate of Incorporation, and
Article X of the Company's Bylaws filed in Exhibit 3(d) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the Company's Certificate of Incorporation filed as Exhibit 3(a) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise The Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits

    5.   Opinion of Cohen & Cohen
    23.  Consents
         (a)   BDO Seidman, LLP
         (b) Cohen & Cohen (contained in opinion filed as Exhibit 5)

Item 17.  Undertakings

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:
            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (1) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3/A, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on January 28, 1999.

                                  EUROWEB INTERNATIONAL CORP.



                                  By:     /s/Frank R. Cohen
                                          -------------------------------------
                                          Frank R. Cohen, Chairman of the Board

     Each of the undersigned does hereby appoint Robert Genova and Frank R. Cohen and, each of them severally, its or his true and lawful attorneys to execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Each of such attorneys shall have the power to act hereunder with or without the other.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:


     Signature                       Title                                           Date
     ---------                       -----                                           ----
/s/Frank R. Cohen               Chairman of the Board, Chief Executive           January 28, 1999
-----------------
Frank R. Cohen                  Officer, Principal Financial  Officer,
                                Secretary

/s/Robert Genova                Director, President                              January 28, 1999
----------------
Robert Genova

/s/Csaba Toro                   Director, Vice President and Treasurer           January 28, 1999
-------------
Csaba Toro

/s/Richard G. Maresca           Director                                         January 28, 1999
---------------------
Richard G. Maresca

/s/Donald K. Roberton           Director                                         January 28, 1999
---------------------
Donald K. Roberton
